EXHIBIT 21.1

SUBSIDIARIES OF QLOGIC CORPORATION

NetXen, Inc. (Delaware)

QLGC Limited (d/b/a QLogic Ireland) (Ireland)

QLogic Germany GmbH (Germany)

QLogic Hong Kong Limited (Hong Kong)

QLogic (India) Private Limited (India)

QLogic International Holdings, Inc. (Delaware)

QLogic International Ltd. (Bermuda)

QLogic Luxembourg S.a.r.l. (Luxembourg)

QLogic Roseville, Inc. (California)

QLogic Singapore Private Limited (Singapore)

QLogic Storage Network Infrastructure (Beijing) Co., Ltd. (China)

QLogic Switch Products, Inc. (Minnesota)

QLogic (UK) Limited (United Kingdom)